                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement"), dated as of February 4, 2004, is by and among World Of Outlaws, Inc. a Texas corporation (the "Corporation"), Ted Johnson, the holder of all of the outstanding capital stock of the Corporation ("Shareholder"), Boundless Motor Sports Racing, Inc., a Colorado corporation ("Parent"), and WOWI Acquisition, Inc., a Texas corporation ("Purchaser").

                                   WITNESSETH:

         WHEREAS, the Corporation desires to sell, and Purchaser desires to purchase, substantially all of the assets of the Corporation;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.1. DEFINITIONS. Certain terms used in this Agreement but not otherwise defined shall have the meanings ascribed thereto in Exhibit A attached hereto.

                                   ARTICLE II
                                PURCHASE AND SALE

         2.1. PURCHASE AND SALE OF ASSETS. Subject to and upon the terms and conditions contained herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all security interests, liens, claims and encumbrances and Purchaser shall purchase, accept and acquire from Seller, the Assets.

         2.2. PURCHASE PRICE. The purchase price for the Assets shall be an amount equal to $5,000,000 less: (i) the outstanding principal balance of and accrued but unpaid interest on the Bridge Note as the Closing Date, and (ii) the dollar amount of the Assumed Liabilities (the "Purchase Price"). The Purchase Price shall be payable pursuant to the terms of a promissory note, in substantially the form of Exhibit B attached hereto (the "Note"). In addition to the Purchase Price, Purchaser shall assume, and agree to pay when due and payable, the Assumed Liabilities.

         2.3. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Assets as determined by Purchaser, but subject to the approval of the Corporation, which approval shall not be unreasonably withheld or delayed; with such allocation being made as provided in Section 1060 of the Internal Revenue Code of 1986 (the "Code"). Purchaser and the Corporation shall each file Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis reporting the allocation of the Purchase Price consistent with Purchaser's allocation. Purchaser and the Corporation shall file on a timely basis any amendments required to such

Form 8594 as a result of a subsequent increase or decrease of the Purchase Price. Purchaser and the Corporation shall not take any position on their respective income tax returns that is inconsistent with such allocation. Purchaser and the Corporation shall each indemnify, defend and hold harmless the other party from and against any and all claims, losses, liabilities, damages, costs and expenses that may be incurred as a result of the failure to file Form 8594, the failure to file such Form 8594 on a timely basis or the failure to file its income tax return on a basis as required by this Section 2.3.

                                   ARTICLE III
        REPRESENTATIONS AND WARRANTIES OF THE CORPORATION AND SHAREHOLDER

         The Corporation and Shareholder jointly and severally represent and warrant that the following are true and correct as of the date hereof (all Schedules referenced in this Article III are contained in the Company Disclosure Schedule of even date herewith):

         3.1. ORGANIZATION AND GOOD STANDING; QUALIFICATION. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Corporation is duly qualified and licensed to do business and is in good standing in the State of Texas, and is not required to be qualified to do business in any other State. The Corporation does not have any assets, employees or offices in any state other than Texas.

         3.2. CAPITALIZATION. The authorized capital stock of the Corporation consists of 10,000 shares of common stock, no par value, all of which shares are issued and outstanding and legally and beneficially owned by Shareholder. All of issued and outstanding shares of capital stock of the Corporation are duly authorized, validly issued, fully paid and nonassessable. There exist no options, warrants, subscriptions or other rights to purchase, or securities convertible into or exchangeable for, the capital stock of the Corporation. Neither Shareholder nor the Corporation are parties to or bound by, nor do they have any knowledge of, any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Corporation. No shares of capital stock of the Corporation have been issued or disposed of in violation of the preemptive rights of any of the Corporation's shareholders. All accrued dividends on the capital stock of the Corporation, whether or not declared, have been paid in full.

         3.3. CORPORATE RECORDS. The copies of the Articles of Incorporation and all amendments thereto and the Bylaws of the Corporation that have been delivered to Purchaser are true, correct and complete copies thereof, as in effect on the date hereof. The minute books of the Corporation, copies of which have been delivered to Purchaser, contain accurate minutes of all meetings of, and accurate consents to all actions taken without meetings by, the Board of Directors (and any committees thereof) and the shareholders of the Corporation since the formation of the Corporation.

         3.4. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Corporation and Shareholder of this Agreement and the other agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Corporation and Shareholder. This Agreement and such other agreements and documents have been duly executed and delivered by the Corporation and Shareholder and constitute legal, valid and binding obligations of the Corporation and Shareholder, enforceable against the Corporation and Shareholder in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         3.5. SUBSIDIARIES. The Corporation does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

         3.6. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of the Corporation or any agreement, indenture or other instrument under which the Corporation or Shareholder is bound or to which the Assets are subject, or result in the creation or imposition of any security interest, lien, charge or encumbrance upon the Assets, or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over the Corporation, Shareholder, or the Assets. The Corporation and Shareholder have complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports.

         3.7. CONSENTS. Except as set forth in Schedule 3.7, no consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of the Corporation or Shareholder.

         3.8. FINANCIAL STATEMENTS. The Corporation has furnished to Purchaser unaudited balance sheets and related unaudited statements of income, retained earnings and cash flows for the twelve-month periods ended December 31, 2001, 2002, as well as unaudited balance sheets and related unaudited statements of income, retained earnings and cash flows for the twelve-month period ended December 31, 2003 (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Corporation, fairly present the financial condition and results of operations of the Corporation as of the dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods.

         3.9. LIABILITIES AND OBLIGATIONS. The Financial Statements reflect all liabilities of the Corporation, accrued, contingent or otherwise (known or unknown and asserted or unasserted), arising out of transactions effected or events occurring on or prior to the date hereof. All reserves shown in the Financial Statements are appropriate, reasonable and sufficient to provide for losses thereby contemplated. Except as set forth in the Financial Statements, the Corporation is not liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any person, corporation, association, partnership, joint venture, trust or other entity.

         3.10. EMPLOYEE MATTERS.

                  (a) CASH COMPENSATION. Schedule 3.10(a) contains a complete and accurate list of the names, titles and cash compensation, including without limitation wages, salaries, bonuses (discretionary and formula) and other cash compensation (the "Cash Compensation") of all employees of the Corporation who are currently compensated at a rate in excess of $20,000 per year and who earned in excess of such amount during the Corporation's preceding fiscal year.

                  (b) COMPENSATION PLANS. The Corporation does not sponsor or contribute on behalf of its employees to any compensation plan, arrangement or practice, other than Employee Benefit Plans listed in Schedule 3.10(b). The Corporation is not a party to employment agreements respect to its employees or is otherwise obligated.

                  (c) EMPLOYEE POLICIES AND PROCEDURES. The Corporation has no written employee manuals, policies, procedures and work-related rules that apply to employees of the Corporation.

                  (d) LABOR COMPLIANCE. The Corporation: (i) has been and is in compliance with all laws, rules, regulations and ordinances respecting employment and employment practices, terms and conditions of employment and wages and hours; and (ii) is not liable for any arrears of wages or penalties for failure to comply with any of the foregoing. The Corporation has not engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. There are no: (i) unfair labor practice charges or complaints or racial, color, religious, sex, national origin, age or handicap discrimination charges or complaints pending or threatened against the Corporation before any federal, state or local court, board, department, commission or agency nor does any basis therefor exist; or (ii) existing or threatened labor strikes, disputes, grievances, controversies or other labor troubles affecting the Corporation, nor does any basis therefor exist.

                  (e) UNIONS. The Corporation has never been a party to any agreement with any union, labor organization or collective bargaining unit. No employees of the Corporation are represented by any union, labor organization or collective bargaining unit. To the best knowledge of the Corporation, the employees of the Corporation have no intention to and have not threatened to organize or join a union, labor organization or collective bargaining unit.

                  (f) ALIENS. All employees of the Corporation are citizens of, or are authorized to be employed in, the United States.

         3.11. EMPLOYEE BENEFIT PLANS.

                  (a) IDENTIFICATION. Schedule 3.11(a) contains a complete and accurate list of all employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) sponsored by the Corporation or to which the Corporation contributes or may be obligated to contribute on behalf of its employees and all Employee Benefit Plans previously sponsored or contributed to on behalf of the Corporation's or Shareholder's employees within the three years preceding the date hereof. Each Employee Benefit Plan has been administered and maintained in compliance with all laws, rules and regulations. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any state or federal agency. No prohibited transactions (within the meaning of Section 4975 of the Code) have occurred with respect to any Employee Benefit Plan. No threatened or pending claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

                  (b) QUALIFICATION. The Corporation has received a favorable determination letter or ruling from the Internal Revenue Service for each Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code. No proceedings exist or have been threatened that could result in the revocation of any such favorable determination letter or ruling. No accumulated funding deficiency (within the meaning of Section 412 of the Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan or any plan sponsored by any member of a controlled group (within the meaning of Section 412(n)(6)(B) of the Code) in which the Corporation is a member (a "Controlled Group"). With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal in value to the present value of accrued benefits determined on an ongoing basis as of the date hereof. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of each such plan are at least equal in value to the present value of accrued benefits as of the date hereof. Neither the Corporation or any member of a Controlled Group has any liability to pay excise taxes with respect to any Employee Benefit Plan under applicable provisions of the Code or ERISA. Neither the Corporation nor any member of a Controlled Group is or ever has been obligated to contribute to a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (c) PBGC. No facts or circumstances exist that would result in the imposition of liability against Purchaser by the Pension Benefit Guaranty Corporation as a result of any act or omission by the Corporation or any member of a Controlled Group. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA. The Corporation has no obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with the Corporation.

                  (d) MEDICAL AND DENTAL CARE CLAIMS. Schedule 3.11(d) contains a complete and accurate list of all claims made (without identifying specific individuals) under any medical or dental care plan or commitment offered by the Corporation to its employees involving hospitalization, medical or dental care claims that have exceeded $5,000 per year for an individual during the Corporation's current fiscal year or any of Shareholder three fiscal years preceding the date hereof.

         3.12. ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 3.12, since June 30, 2003, neither the Business, the Corporation nor the Shareholder has: (a) suffered any material adverse change, whether or not caused by any deliberate act or omission of the Corporation or Shareholder, in its condition (financial or otherwise), operations, assets, liabilities, business or prospects; (b) contracted for the purchase of any capital assets having a cost in excess of $20,000 or paid any capital expenditures in excess of $20,000; (c) incurred any indebtedness for borrowed money or issued or sold any debt securities; (d) incurred or discharged any liabilities or obligations except in the ordinary course of business; (e) paid any amount on any indebtedness prior to the due date, forgiven or cancelled any debts or claims or released or waived any rights or claims; (f) mortgaged, pledged or subjected to any security interest, lien, lease or other charge or encumbrance any of its properties or assets; (g) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance) that has materially and adversely affected, or could materially and adversely affect, the Corporation's business; (h) acquired or disposed of any assets except in the ordinary course of business; (i) written up or written down the carrying value of any of its assets; (j) changed the costing system or depreciation methods of accounting for its assets; (k) waived any material rights or forgiven any material claims; (l) lost or terminated any employee, customer or supplier, the loss or termination of which has materially and adversely affected, or could materially and adversely affect, its business or assets; (m) increased the compensation of any director or officer; (n) increased the compensation of any employee except in the ordinary course of business; (o) formed or acquired or disposed of any interest in any corporation, partnership, joint venture or other entity; (p) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to change the terms and conditions of any such rights;
(q) entered into any agreement with any person or group, or modified or amended in any material respect the terms of any such existing agreement except in the ordinary course of business; (r) entered into, adopted or amended any Employee Benefit Plan; or (s) entered into any other commitment or transaction or experienced any other event that is material to this Agreement or to any of the other agreements and documents executed or to be executed pursuant to this Agreement or to the transactions contemplated hereby or thereby, or that has materially and adversely affected, or could materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation.

         3.13. TITLE; BUILDING LEASE.

                  (a) BUILDING LEASE. At Closing, the Corporation will lease the real property located at 15 Prestige Circle, Allen, Texas (the "Leased Property") to Purchaser.

                  (b) TITLE TO ASSETS. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid and marketable title to the Assets free and clear of all security interests, liens, claims and encumbrances, other than the security interest created by the Security Agreement (as defined in Section 5.2, subpart (c) below.

         3.14. COMMITMENTS.

                  (a) COMMITMENTS; DEFAULTS. Except as set forth in Schedule 3.14, the Corporation has not entered into, nor are the Assets or its business bound by, whether or not in writing, any (i) partnership or joint venture agreement; (ii) deed of trust or other security agreement; (iii) guaranty or suretyship, indemnification or contribution agreement or performance bond; (iv) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer; (v) labor or collective bargaining agreement;
(vi) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another; (vii) deed or other document evidencing an interest in or contract to purchase or sell real property; (viii) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants or attorneys; (ix) lease of real or personal property, whether as lessor, lessee, sublessor or sublessee;
(x) agreement between the Corporation and any affiliate of the Corporation; (xi) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of the Corporation; (xii) any agreement for the acquisition of services, supplies, equipment or other personal property and involving more than $25,000 in the aggregate; (xiii) powers of attorney; or (xiv) contracts containing noncompetition covenants, any other agreement or commitment not made in the ordinary course of business or that is material to the business or financial condition of the Corporation.

         All of the foregoing are hereinafter collectively referred to as the "Commitments." There are no existing defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by the Corporation, and no penalties have been incurred nor are amendments pending, with respect to the Commitments, except as described in Schedule 3.14. The Commitments are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of the Corporation and Shareholder, may be made by any party thereto, nor has the Corporation waived any rights thereunder. The Corporation has not received notice of any default with respect to any Commitment.

                  (b) NO CANCELLATION OR TERMINATION OF COMMITMENT. Except as contemplated hereby, neither the Corporation nor Shareholder has received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment, and neither the Corporation nor Shareholder knows of any fact that would justify the exercise of such a right. Neither the Corporation nor Shareholder currently contemplates, or has reason to believe any other person or entity currently contemplates, any amendment or change to any Commitment. None of the customers or suppliers of the Corporation has refused, or communicated that it will or may refuse, to purchase or supply goods or services, as the case may be, or has communicated that it will or may substantially reduce the amounts of goods or services that it is willing to purchase from, or sell to, the Corporation.

         3.15. ADVERSE AGREEMENTS. The Corporation is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation that materially and adversely affects, or so far as the Corporation or Shareholder can now foresee, may in the future materially and adversely affect, the condition (financial or otherwise), operations, assets, liabilities, business or prospects of the Corporation.

         3.16. INSURANCE. The Corporation carries property, liability, workers' compensation and such other types of insurance as is customary in the industry of the insured. A list and brief description of all insurance policies of the Corporation are set forth in Schedule 3.16. All of such policies are valid and enforceable policies, issued by insurers of recognized responsibility in amounts and against such risks and losses as is customary in the industry of the insured. Such insurance shall be outstanding and duly in force without interruption up to and including the Closing Date.

         3.17. PATENTS, TRADE-MARKS, SERVICE MARKS AND COPYRIGHTS.

                  (a) OWNERSHIP. The Corporation owns all patents, trade-marks, service marks and copyrights, if any, necessary to conduct its business, or possesses adequate licenses or other rights, if any, therefor, without conflict with the rights of others. Set forth in Schedule 3.17, is a true and correct description of the following (the "Proprietary Rights"): (i) all trade-marks, trade-names, service marks and other trade designations, including common law rights, registrations and applications therefor, and all patents, copyrights and applications currently owned, in whole or in part, by the Corporation with respect to the business of the Corporation, and all licenses, royalties, assignments and other similar agreements relating to the foregoing to which the Corporation is a party (including expiration date if applicable); and (ii) all agreements relating to technology, know-how or processes that the Corporation is licensed or authorized to use by others, or which it licenses or authorizes others to use.

                  (b) CONFLICTING RIGHTS OF THIRD PARTIES. The Corporation has the sole and exclusive right to use the Proprietary Rights without infringing or violating the rights of any third parties. Use of the Proprietary Rights does not require the consent of any other person and the Proprietary Rights are freely transferable. No claim has been asserted by any person to the ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any license or agreement constituting a part of any Proprietary Right, and neither the Corporation nor any Shareholder knows of any valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been cancelled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

                  (c) CLAIMS OF OTHER PERSONS. The Corporation and Shareholder have no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of the Corporation infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of the Corporation with respect thereto.

         3.18. TRADE SECRETS AND CUSTOMER LISTS. The Corporation has the right to use, free and clear of any claims or rights of others all trade secrets, customer lists and proprietary information required for the marketing of all merchandise and services formerly or presently sold or marketed by the Corporation. The Corporation is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation any past or present employee of the Corporation.

         3.19. TAXES.

                  (a) All Tax Returns required to be filed by or on behalf of the Corporation or Shareholder or any affiliated, consolidated, unitary or similar group of which the Corporation is or was a member ("Affiliated Group") have been (or, prior to the Closing Date, will be) properly prepared and duly filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects. All Taxes (whether or not shown on such Tax Returns) payable by or on behalf of the Corporation or Shareholder either directly, as part of the consolidated Tax Return of another taxpayer, or otherwise, have been (or, prior to the Closing Date, will be) fully paid. Adequate reserves or accruals for Taxes have been provided in the books and records of the Corporation with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing.

                  (b) The Corporation and Shareholder has complied in all respects with all applicable laws relating to the payment of any withholding of Taxes and has duly and timely withheld from employees' salaries, wages and other compensation and has paid over to the appropriate Tax authorities all amounts required to be so withheld and paid over for all periods under all applicable laws. Neither the Corporation nor Shareholder has executed or filed with the IRS or any other Tax authority any contract, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

                  (c) No claim has been made by a Tax authority in a jurisdiction where the Corporation or Shareholder does not file Tax Returns such that the Corporation or the Business is or may be subject to taxation by the jurisdiction. All deficiency assessments made as a result of any examinations by the IRS or any other Tax authority of the Tax Returns of or covering or including the Corporation or Shareholder have been fully paid, and, to the best knowledge of the Corporation and Shareholder, there are no other audits or investigations by any Tax authority in progress with respect to the Corporation or Shareholder, nor has the Corporation or the Shareholder received any notice from any Tax authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign Tax authority in any prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

                  (d) Neither the Corporation nor Shareholder nor any other person on behalf of the Corporation or Shareholder (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Corporation or Shareholder, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law by reason of a change in accounting method initiated by the Corporation or Shareholder nor to the best knowledge of the Corporation and the Shareholder that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any Tax authority requesting permission for any changes in accounting methods that relate to the Business or operations of the Corporation, (iii) to the best knowledge of the Corporation and Shareholder, executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of law with respect to the Corporation or the Business, or
(iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed. Neither the Corporation nor Shareholder is subject to any private letter ruling of the IRS or comparable rulings of other Tax authorities.

                  (e) None of the assets of the Corporation is property required to be treated as being owned by another person pursuant to the provisions of
Section 168(f)(8) of the Code and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or "tax-exempt use property" or "tax-exempt bond financed property" within the meaning of Section 168 of the Code. The Corporation is not a party to any "long-term contract" within the meaning of
Section 460 of the Code. The Corporation is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

                  (f) Neither the Corporation nor Shareholder is a party to any Tax sharing or similar Contract or arrangement pursuant to which the Corporation will have any obligation to make any payments after the Closing Date. There is no contract, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Purchaser, the Corporation or their respective affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

                  (g) There are no liens or other encumbrances as a result of any unpaid Taxes upon any of the assets or properties of the Corporation. The Corporation is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes. The Corporation and Shareholder have substantial authority for the treatment of, or has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of
Section 6662(d) of the Code.

                  (h) The Corporation does not have any liability for the Taxes of any other person (other than Taxes of the Company) under Treasury Regulation
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise. The Corporation (i) has not or is not projected to have an amount includable in its income for the current taxable year under Section 951 of the Code; (ii) has not been a passive foreign investment company within the meaning of Section 1295 of the Code; and (iii) has no unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code. As of the date hereof, the Corporation has no United States federal net operating loss. The Corporation has not distributed stock or has had its stock distributed in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

         3.20. COMPLIANCE WITH LAWS. The Corporation and Shareholder have complied with all laws, regulations and licensing requirements and has filed with the proper authorities all necessary statements and reports with respect to the operation of the Business. There are no existing violations by the Corporation or Shareholder of any federal, state or local law or regulation that could affect the property or business of the Corporation. The Corporation possesses all necessary licenses, franchises, permits and governmental authorizations to conduct its business as now conducted.

         3.21. FINDER'S FEE. Neither the Corporation nor Shareholder has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         3.22. LITIGATION. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of the Corporation or Shareholder threatened, against or affecting, or that could affect, the Corporation, any of the Assets, or the business of the Corporation. Neither the Corporation nor Shareholder are (i) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to the Corporation or to the Business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Neither the Corporation nor Shareholder know of any basis for any such action, proceeding or investigation.

         3.23. ACCURACY OF INFORMATION FURNISHED. All information furnished to Purchaser by the Corporation or Shareholder hereby or in connection with the transactions contemplated hereby is true, correct and complete in all respects. Such information states all facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements are made, true, correct and complete.

         3.24. CONDITION OF ASSETS. The Assets are owned by the Corporation are in good condition and repair for their intended use in the ordinary course of business and conform in all material respects with all applicable ordinances, regulations and other laws and there are no known latent defects therein. All inventory included in the Assets is in good, current, standard and merchantable condition and is not obsolete or defective.

         3.25. INVENTORY. All of the inventory owned by the Corporation is in good, current, standard and merchantable condition and is not obsolete or defective. Purchase commitments for merchandise are not in excess of normal requirements and, taken as a whole, are not at prices in excess of market prices. The Corporation has the types and quantities of inventories appropriate, taken as a whole, to conduct its business consistently with past practices.

         3.26. BOOKS OF ACCOUNT. The books of account of the Corporation have been kept accurately in the ordinary course of business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Corporation have been properly recorded in such books.

         3.27. ACCOUNTS RECEIVABLE. The Corporation has no accounts receivable as of the date hereof.

         3.28. DISTRIBUTIONS AND REPURCHASES. No distribution, payment or dividend of any kind has been declared or paid by the Corporation on any of its capital stock at any time. No repurchase of any of the capital stock of the Corporation has been approved or effected by the Corporation at any time.

         3.29. BANKING RELATIONS. Set forth in Schedule 3.29 is a complete and accurate list of all arrangements that the Corporation has with any bank or other financial institution, indicating with respect to each relationship the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         3.30. ENVIRONMENTAL MATTERS. The Corporation is not currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called "Environmental Laws"), and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the assets and operations of the Corporation. To the best knowledge of the Corporation and Shareholder, the assets of the Corporation have never been used in a manner that would be in violation of any of the Environmental Laws. The Corporation has not obtained and is not required to obtain, and the Corporation has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by the Corporation by reason of any Environmental Laws. To the best knowledge of the Corporation and Shareholder, none of the assets owned or leased by the Corporation are on any federal or state "Superfund" list or subject to any environmentally related liens.

         3.31. CERTAIN PAYMENTS. To the best knowledge of the Corporation and Shareholder, neither the Corporation nor Shareholder nor any director, officer or employee of the Corporation has paid or caused to be paid, directly or indirectly, in connection with the Business: (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

         3.32. NAME. There are no actions, suits or proceedings pending, or to the best knowledge of the Corporation threatened, against or affecting the Corporation that could result in any impairment of the right of Purchaser to use the name "World of Outlaws, Inc." The use of the name "World of Outlaws, Inc." does not infringe the rights of any third party nor is it confusingly similar with the corporate name of any third party. After the Closing Date, no person or business entity other than Purchaser will be authorized, directly or indirectly, to use the name "World of Outlaws, Inc." or any name confusingly similar thereto.

                                   ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

         Purchaser and Parent represent and warrant that the following are true and correct as of the date hereof:

         4.1. ORGANIZATION AND GOOD STANDING. Purchaser and Parent are each corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, with all requisite corporate power and authority to carry on the business in which they are engaged, to own the properties they own, to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         4.2. AUTHORIZATION AND VALIDITY. The execution, delivery and performance by Purchaser and Parent of this Agreement, the Note and the other agreements and documents contemplated hereby (collectively, the "Transaction Documents"), and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser and Parent. This Agreement and the other Transaction Documents have been duly executed and delivered by Purchaser and Parent and constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

         4.3. NO VIOLATION. Neither the execution, delivery or performance of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with, or result in a violation or breach of the terms, conditions and provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of Purchaser or Parent or any agreement, indenture or other instrument under which Purchaser or Parent is bound or (ii) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or Parent or the properties or assets of Purchaser or Parent.

         4.4. CONSENTS. No consent, authorization, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the other Transaction Documents contemplated hereby on the part of Purchaser or Parent.

         4.5. COMPLIANCE WITH LAWS. Purchaser and Parent have complied with all laws, regulations and licensing requirements and have filed with the proper authorities all necessary statements and reports. There are no existing violations by Purchaser or Parent of any federal, state or local law or regulation that could affect the property or business of Purchaser or Parent.

         4.6. FINDER'S FEE. Neither Purchaser nor Parent has incurred any obligation for any finder's, broker's or agent's fee in connection with the transactions contemplated hereby.

         4.7. LITIGATION. There are no legal actions or administrative proceedings or investigations instituted, or to the best knowledge of Purchaser or Parent threatened, against or affecting, or that could affect, Purchaser, Parent, or the business of Purchaser or Parent. Neither Purchaser nor Parent is
(a) subject to any continuing court or administrative order, writ, injunction or decree applicable specifically to Purchaser or Parent or to their business, assets, operations or employees or (ii) in default with respect to any such order, writ, injunction or decree. Neither Purchaser nor Parent know of any basis for any such action, proceeding or investigation.

                                   ARTICLE V
                               CLOSING DELIVERIES

         5.1. DELIVERIES OF THE CORPORATION AND SHAREHOLDER. At the Closing, the Corporation and Shareholder shall deliver to Purchaser the following, all of which shall be in form and content satisfactory to Purchaser and its counsel:

         (a) a Bill of Sale, in the form of Exhibit C attached hereto;

         (b) a general Assignment and Assumption Agreement, in the form of Exhibit D attached hereto (the "Assignment and Assumption Agreement")

         (c) a Contract Assignment and Assumption Agreement, in the form of Exhibit E attached hereto, for each contract and agreement included in the Assets (collectively, the "Contract Assignment Agreements");

         (d) a Trademark Assignment, in the form of Exhibit F attached hereto (the "Trademark Assignment");

         (e) a Lease Agreement, in the form of Exhibit G attached hereto (the "Lease Agreement");

         (f) a Noncompetition Agreement, executed by the Corporation, in the form of Exhibit H attached hereto (the "Corporation Noncompetition Agreement");

         (g) a Noncompetition Agreement, executed by Shareholder, in the form of
Exhibit I attached hereto (the "Shareholder Noncompetition Agreement");

         (h) a Consulting Agreement, executed by Shareholder, in the form of Exhibit J attached hereto (the "Consulting Agreement");

         (i) an Employment Agreement, by and between Purchaser and Shareholder, in the form of Exhibit K attached hereto (the "Shareholder Employment Agreement");

         (j) an Employment Agreement, by and between Purchaser and Carlton Reimers, in the form of Exhibit L attached hereto (the "Employment Agreement");

         (k) a Security Agreement, in the form of Exhibit M attached hereto (the "Security Agreement");

         (l) an Amendment to the Articles of Incorporation of the Corporation, in the form of Exhibit N attached hereto (the "Corporation Amendment");

         (m) a copy of resolutions of the Board of Directors of the Corporation authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, and of the shareholders of the Corporation approving the Corporation Amendment, in both cases, certified by the Secretary of the Corporation as being true and correct copies of the originals thereof subject to no modifications or amendments;

         (n) a certificate, dated within thirty days of the Closing Date, of the Secretary of State of Texas establishing that the Corporation is in existence, has paid all franchise taxes and otherwise is in good standing to transact business in the State of Texas;

         (o) a Trademark License Agreement, in the form of Exhibit O attached hereto (the "Trademark License");

         (p) an trademark license Assignment and Assumption Agreement, in the form of Exhibit P attached hereto (the "Trademark License Assignment") ;

         (o) all authorizations, consents, approvals, permits and licenses referenced in Schedule 3.7; and

         (p) such other instrument or instruments of transfer as shall be necessary or appropriate, as Purchaser or its counsel shall reasonably request, to vest in Purchaser good and marketable title to the Assets.

         5.2. DELIVERIES OF PURCHASER. At the Closing, Purchaser shall deliver the following to the Corporation or the appropriate party:

                  (a) the Note;

                  (b) the Security Agreement;

                  (c) a Guaranty, executed by Paul A. Kruger, and in the form of Exhibit Q attached hereto;

                  (d) the Assignment and Assumption Agreement;

                  (e) Contract Assignment Agreements;

                  (f) the Trademark Assignment;

                  (g) the Lease Agreement;

                  (h) the Corporation Noncompetition Agreement;

                  (i) the Shareholder Noncompetition Agreement;

                  (j) the Consulting Agreement;

                  (k) the Shareholder Employment Agreement;

                  (l) the Employment Agreement;

                  (m) an Amendment to the Articles of Incorporation of Purchaser, in the form of Exhibit R attached hereto (the "Purchaser Amendment");

                  (n) the Trademark License Assignment; and

                  (o) a copy of the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all related documents and agreements, and of the shareholders of Purchaser approving the Purchaser Amendment, in both cases, each certified by Purchaser's Secretary as being true and correct copies of the originals thereof subject to no modifications or amendments.

                                   ARTICLE VI
                              POST CLOSING MATTERS

         6.1. FURTHER INSTRUMENTS OF TRANSFER. Following the Closing, each party at the request of another party agrees to deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to
(i) vest in Purchaser good and marketable title to the Assets, (ii) transfer to Purchaser all licenses and permits necessary for the operation of the Assets and
(iii) carry out more effectively the provisions of this Agreement and to establish and protect the rights created in favor of the parties hereunder or thereunder.

         6.2. SALES AND TRANSFER TAXES. The Corporation shall be liable for and shall indemnify Purchaser against all sales, transfer, use, excise, registration or other taxes assessed or payable in connection with the transfer of the Assets from the Corporation to Purchaser. The Corporation and Purchaser shall sign, and otherwise shall cooperate in the preparation and filing with the appropriate governmental agencies of, any affidavits or other transfer documents that are required in connection with the transfer of vehicles or trailers that constitute part of the Assets.

         6.3. BOARD OF DIRECTORS.

                  (a) General. Until such time as the Note is paid in full, Parent agrees that it will vote all shares of voting securities of Purchaser ("Voting Securities"), now or hereafter owned by Parent at any meeting of shareholders of Purchaser and in whatever other manner is necessary (consent or otherwise) to ensure that the Board of Directors of Purchaser (the "Board") will consist of five persons, three of whom shall be designated by Parent and two of whom shall be designated by the Corporation. In addition, immediately upon consummation of the transactions contemplated under this Agreement, Parent shall cause the Board to consist of Ted Johnson and Carlton Reimers (designees of the Corporation), and, Bobby Hartslief, Roy Mers and Paul A. Kruger (designees of Parent), and shall cause Ted Johnson to be appointed as the President of Purchaser upon the same terms and conditions as Mr. Johnson's current employment with the Corporation. Upon payment of the Note, Mr. Johnson agrees that he will be deemed to have resigned as an officer and employee of Purchaser, and Purchaser and Mr. Johnson will enter into a Consulting Agreement, in substantially the form attached hereto as Exhibit K.

                  (b) Removal. If Parent or the Corporation desire to remove a director designated by Parent or the Corporation (as the case may be), then Parent or the Corporation (as the case may be) shall notify Purchaser and Parent and Purchaser shall cause a special meeting of the shareholders of Purchaser to be held as promptly as practicable thereafter. Parent agrees that it will vote all shares of Voting Securities now or hereafter owned by Parent at such special meeting of the shareholders of Purchaser for such removal and for the appointment of any replacement director nominated by Parent or the Corporation (as the case may be). In lieu of a meeting, Parent shall execute and deliver a consent of stockholders in order to effect such actions.

                  (c) Vacancies. In the event that any director ("Withdrawing Director") selected in the manner set forth in Section 6.3(a) above is unable to serve or, once having commenced to serve, is removed or withdraws from the Board, such Withdrawing Director's replacement (the "Substitute Director") on the Board will be selected by the person or entity that selected the Withdrawing Director and Parent agrees to vote all Voting Securities now or hereafter owned by Purchaser for the election to the Board of such Substitute Director.

                  (d) Voting Agreements. Until the Note is paid in full, Parent and Purchaser agree that without the unanimous approval of four of the five directors of Purchaser then in office, Purchaser shall not, and Parent shall cause Purchaser not to, and shall not let any of Purchaser's subsidiaries take of any of the following actions:

                           (i) acquire any equity or substantially all of the assets of any other entity (including, without limitation, the formation of any new subsidiaries);

                           (ii) issue any capital stock or any securities convertible, exchangeable or exercisable into capital stock;

                           (iii) make or permit any material change in the nature of its business;

                           (iv) consummate a merger or consolidation, or sell, lease or otherwise dispose of all or substantially all of its assets;

                           (v)      liquidate, dissolve, recapitalize or
                                    reorganize;

                           (vi)     amend its Articles of Incorporation or
                                    Bylaws;

                           (vii)    terminate or hire any employees;

                           (viii)   change, after the date hereof, the
                                    compensation of any senior member of
                                    management (other than changes in employee benefits under employee benefit plans for all employees);

                           (ix) make distributions to the shareholders of Purchaser; or

                           (x) enter into any contracts, agreement, series or other arrangement or series of related contracts, agreements or arrangements that provides for the expenditure by the Purchaser of $20,000 or more.

         6.4. FORECLOSURE. In the event that the Corporation forecloses on its security interest under the Security Agreement or the Assets are otherwise repossessed by or returned to the Corporation (a "Repossession"), Purchaser shall, and Parent shall cause the Purchaser to change it's name so that subsequent to such event, Purchaser's name shall not contain the phrase "World of Outlaws" or anything similar thereto.

         6.5. OPERATIONS. Until the earlier of (a) such time as the Note is paid in full, or (b) two years from the date of a Repossession, Parent, its subsidiaries and affiliates shall not operate any sprint car racing, promotion or race sanctioning business any where in the United States or Australia, other than through Purchaser.

         6.6. ASSIGNMENT OF CONTRACTS. In the event the Corporation is unable to obtain a Contract Assignment and Assumption Agreement with respect to any contract or agreement included in the Assets (each, a "Nonassigned Agreement"), then such Nonassigned Agreement shall not be assigned by the Corporation to Purchaser; provided however, that Purchaser shall perform the Corporation's obligations under the Nonassigned Agreement as if such agreement had been assumed by Purchaser, and the Corporation shall immediately forward any and all financial compensation or other gain it receives under such Nonassigned Agreement to Purchaser, as if such agreement had been assigned by the Corporation to Purchaser. The Corporation agrees to indemnify and hold Parent and Purchaser harmless from and against any and all obligations arising from each Nonassigned Agreement that arise prior to the Closing Date, and Purchaser agrees to indemnify and hold the Corporation harmless from and against any and all obligations arising from each Nonassigned Agreement that arise on or after the Closing Date. Until such time as the Note is paid in full, Purchaser shall not terminate, modify or alter any contract or agreement included in the Assets for which the Corporation obtains a Contract Assignment and Assumption Agreement or any Nonassigned Agreement.

         6.7. TRADEMARKS. Until such time as the Note is paid in full, Purchaser shall not assign, convey, transfer, modify, alter, pledge or license the trademarks that are included in the Assets and which are specifically described in the Trademark Assignment to be delivered by the Corporation pursuant to
Section 5.2, subpart (g).

                                  ARTICLE VII
                                    REMEDIES

         7.1. INDEMNIFICATION BY THE CORPORATION AND SHAREHOLDER. Subject to the terms and conditions of this Article, the Corporation and Shareholder shall, jointly and severally, indemnify, defend and hold Purchaser and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by such indemnitees by reason of or resulting from: (a) a breach of any representation, warranty or covenant of the Corporation or Shareholder contained herein, in any exhibit, schedule, certificate or financial statement delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; or (b) any liability related to the Corporation (excluding the Assumed Liabilities).

         7.2. INDEMNIFICATION BY PURCHASER. Subject to the terms and conditions of this Article, Purchaser and Parent, jointly and severally, hereby agrees to indemnify, defend and hold the Corporation and its directors, officers, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by any of such indemnitees by reason of or resulting from: (a) a breach of any representation, warranty or covenant of Purchaser or Parent contained herein or in any exhibit, schedule or certificate delivered hereunder, or in any agreement executed in connection with the transactions contemplated hereby; or
(b) the failure of Purchaser to pay, perform and discharge when due any of the Assumed Liabilities.

         7.3. CONDITIONS OF INDEMNIFICATION. The respective obligations and liabilities of Shareholder and Purchaser (the "indemnifying party") to the other (the "party to be indemnified") under Sections 7.1 and 7.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                  (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless (i) the indemnifying party has agreed to pay such fees and expenses, (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

                  (b) In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

                  (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

                  (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

         7.4. WAIVER. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement, any exhibit or any document, instrument or certificate contemplated hereby shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

         7.5. REMEDIES NOT EXCLUSIVE. The remedies provided in this Article shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

         7.6. COSTS, EXPENSES AND LEGAL FEES. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees and expenses), except that each party hereto that is shown to have breached this Agreement or any other agreement contemplated hereby agrees to pay the costs and expenses (including reasonable attorneys' fees and expenses) incurred by any other party in successfully (i) enforcing any of the terms of this Agreement against such breaching party or
(ii) proving that another party breached any of the terms of this Agreement.

         7.7. SPECIFIC PERFORMANCE. The Corporation and Shareholder acknowledge that a refusal by the Corporation or Shareholder to consummate the transactions contemplated hereby will cause irreparable harm to Purchaser, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, Purchaser shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1. AMENDMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto.

         8.2. ASSIGNMENT. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto, except by Purchaser to an affiliate of Purchaser.

         8.3. PARTIES IN INTEREST; NO THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder.

         8.4. ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto) and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

         8.5. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         8.6. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants contained herein shall survive the Closing and all statements contained in any certificate, exhibit or other instrument delivered by or on behalf of the Corporation, Shareholder or Purchaser pursuant to this Agreement shall be deemed to have been representations and warranties by the Corporation and Shareholder or Purchaser, as the case may be, and, notwithstanding any provision in this Agreement to the contrary, shall survive the Closing for a period of two (2) years, except for
(a) representations and warranties with respect to any tax or tax-related matters or any ERISA matters, which shall survive the Closing until the running of any applicable statutes of limitation and (b) indemnification provisions for the violation of any Environmental Law, which shall survive the Closing and shall continue indefinitely.

         8.7. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF TEXAS.

         8.8. CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

         8.9. CONFIDENTIALITY; PUBLICITY AND DISCLOSURES. Each party shall keep this Agreement and its terms confidential, and shall make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior knowledge and consent of the other parties hereto; provided that the foregoing shall not prohibit any disclosure (i) by press release, filing or otherwise that is required by federal securities laws or the rules of any stock exchange or market, (ii) to attorneys, accountants, investment bankers or other agents of the parties assisting the parties in connection with the transactions contemplated by this Agreement and
(iii) by Purchaser in connection with obtaining financing for the transactions contemplated by this Agreement and conducting an examination of the operations and assets of the Corporation.

         8.10. NOTICE. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile transmission. Such notice shall be deemed received on the date on which it is hand-delivered or received by facsimile transmission or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties shall be:

           If to the Corporation or          World of Outlaws, Inc.
           Shareholder:                      15 Prestige Circle
                                             Allen, Texas  75002
                                             Attention: Ted Johnson, CEO
                                             Facsimile: _______________


           With a copy to:                   Hermes Sargent Bates, L.L.P.
                                             1717 Main Street, Suite 3200
                                             Dallas, Texas  75201
                                             Attention: Robert G. Buchanan, Jr., Esq.
                                             Facsimile: (214) 658-6300


           If to Parent or Purchaser:        Boundless Motor Sports Racing, Inc.
                                             1801 Gateway Blvd., Suite 105
                                             Richardson, Texas  75080
                                             Attention: Paul A. Kruger, CEO
                                             Facsimile: (972) 470-9211


           With a copy to:                   Jackson Walker L.L.P.
                                             2435 N. Central Expressway, Suite 600
                                             Richardson, Texas  75080
                                             Attention: Richard F. Dahlson, Esq.
                                             Facsimile: (972) 744-2909

Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

         8.11. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

         EXECUTED as of the date first above written.

                                         WORLD OF OUTLAWS, INC.


                                         By: /s/ Ted Johnson
                                            -----------------------------------
                                             Ted Johnson, CEO and President


                                          /s/ Ted Johnson
                                         --------------------------------------
                                         Ted Johnson


                                         BOUNDLESS MOTOR SPORTS RACING, INC.


                                         By: /s/ Paul A. Kruger
                                            -----------------------------------
                                                Paul A. Kruger, CEO


                                         WOWI ACQUISITION, INC.


                                         By: /s/ Paul A. Kruger
                                            -----------------------------------
                                                Paul A. Kruger, CEO

                                   EXHIBIT A

                                   DEFINITIONS


         As used in this Agreement, the following terms shall have the meanings set forth below:

         "ASSETS" shall mean all of the assets of the Corporation listed in Exhibit A-1 attached hereto.

         "ASSUMED LIABILITIES" shall mean those fixed and determinable liabilities of Seller listed in Exhibit Q, plus all obligations assumed by Purchaser as Assigned Commitments. Except for the Assumed Liabilities, Purchaser shall not assume or agree to pay, perform or discharge any liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise, including without limitation liabilities based on or arising out of or in connection with (a) any defects in products manufactured, rented or sold by Seller, (b) any implied or express warranties relating to such products or (c) any pension or other benefit liability relating to Seller's employees.

         "BRIDGE NOTE" shall mean that certain Promissory Note, dated June 26, 2003, as amended, in the original principal amount of $600,000 (current principal balance of $1,450,000), and with the Corporation as "maker" and Purchaser as "payee".

         "CLOSING" shall mean the closing of the transactions contemplated by this Agreement, which shall occur at 10:00 a.m., local time, on the Closing Date in the offices of Jackson Walker L.L.P., 2435 N. Central Expressway, Suite 600, Richardson, Texas 75080, or at such other time and place as shall be mutually agreed in writing by the parties hereto.

         "CLOSING DATE" shall mean the date of this Agreement.

         "CODE" shall mean the Internal Revenue Code of 1986.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         "TAX" or "TAXES" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, production, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, other than any return, declaration, report, claim for refund or information return or statement the failure of which to file would not have a material adverse effect on the Corporation.



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